1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

February 3, 2009	(302) 571-6833

 WSFS REPORTS FULL YEAR AND 4Q '08 EPS;

MAINTAINS & DECLARES A $0.12 DIVIDEND

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported net income for the full year of 2008 of $16.1 million, or $2.57 per diluted share, compared to $29.6 million, or $4.55 in 2007. WSFS reported a net loss for the fourth quarter of 2008 of $3.3 million or $0.54 per share, compared to net income of $7.5 million or $1.18 per share, for the fourth quarter of 2007. Larger items contributing to the fourth quarter results were discussed in the Company’s press release dated January 22, 2009.

Highlights:

•	Despite a very challenging economic environment, return on equity (ROE) was 7.30% and return on assets (ROA) for 2008 was 0.50%.
•

Customer deposits continued strong growth, increasing 15%, or $227.9 million from December 31, 2007. Further, growth in customer deposits accelerated this quarter, increasing $173.4 million from September 30, 2008. Excluding deposits from a branch acquisition during the quarter (see notable events), the quarter’s growth totaled $78.1 million, a strong 20% annualized growth rate.

•	Commercial loan growth continued, increasing $114.8 million from September 30, 2008. WSFS continues to see lending opportunities due to disruption and dislocation at other

2 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

financial institutions, while being cautious as the economic environment demands more prudent underwriting.

•

At December 31, 2008 capital remains strong and substantially above “well-capitalized” levels by all regulatory measures. Tier 1 capital was 9.92%, compared to the 6.00% “well-capitalized” level and exceeded the “well-capitalized” level by $108.3 million. These ratios do not include the additional capital raised through our participation in the Capital Purchase Program (CPP), discussed later.

Notable events:

•

On October 27, 2008 WSFS completed the acquisition of all six Delaware branches of Sun National Bank, including 9,600 customer deposit accounts totaling approximately $95.3 million. Currently, the deposits of these branches had increased more than to $97.8 million.

•

On January 23, 2009 WSFS completed the sale of its senior preferred stock totaling $52.6 million to the U.S. Department of the Treasury under its Capital Purchase Program (CPP), in their program to “directly infuse capital into healthy viable banks with the goal of increasing the flow of financing available to small businesses and consumers.”

•	As detailed in our earlier press release, during the fourth quarter of 2008, WSFS recorded:
o	$14.9 million provision for loan losses and letter of credit contingency, which was primarily related to four large construction and land development (CLD) credits;
o	$700,000 in additional write-downs of values of assets acquired through foreclosure (REO);

3 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

o	$1.0 million charge (taken through interest income) related to its second-lien interest in 21 whole-loan reverse mortgages;
o

$1.4 million charge related to a mark-to-market adjustment on the $12.4 million BBB+ rated mortgage-backed security (MBS) issued in connection with a 2002 reverse mortgage securitization. Despite this last write-down, WSFS expects any holder of this security to recover all principal and interest, mainly because of its seasoning and it is well over-collateralized.

CEO outlook and commentary:

Mark A. Turner, WSFS’ President and CEO said, “Our results for the fourth quarter reflect a deepening recession in the global and national economy and, more specifically, in the markets we serve. We proactively and appropriately confronted this reality with an increase in our provision for loan losses and other write-downs recorded during the quarter.”

Mr. Turner continued, “While we are not pleased to have taken a loss this quarter, we reported a profit for 2008, a very challenging year. Although we cannot predict the future, we are anticipating a profitable 2009. Given the economic outlook, our planning for the coming year balances appropriate adjustments and expense reductions with the continued pursuit of strategic growth, including branch openings and continued lending growth, in service to our customers and communities.”

4 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Fourth Quarter 2008 Discussion of Financial Results

Net interest income

Net interest income for the fourth quarter of 2008 was $22.6 million, and improved by $1.9 million, or 9% in comparison to the fourth quarter of 2007. The net interest margin increased 8 basis points (0.08%) from the 2.99% reported in the fourth quarter of 2007, despite the $1.0 million charge related to reverse mortgages. Excluding this charge, the fourth quarter 2008 margin would have been 3.20%.

Net interest income for the fourth quarter of 2008 was $22.6 million and the net interest margin was 3.07%. This represented a decrease of $731,000 and 21 basis points (0.21%) from the third quarter of 2008. This decrease was mainly due to the previously mentioned charge related to reverse mortgages.

Total commercial loans increased 15% or $222.4 million from December 31, 2007

Commercial and commercial real estate (CRE) loans increased $222.4 million, or 15%, over December 31, 2007. Commercial and industrial loans, which increased $155.5 million, or 20%, accounted for nearly three-quarters of this growth. Construction and land development (CLD) loans decreased $25.3 million, or 9% from December 31, 2007. Making up the difference, commercial mortgages increased $92.2 million, or 20%. Total net loans were $2.4 billion at December 31, 2008, an increase of $209.9 million, or 9%, over December 31, 2007.

5 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Commercial and CRE loans increased $114.8 million, or 7% (28% annualized) over September 30, 2008 levels. This included a $66.1 million, or 8% (30% annualized) increase in C&I loans. Commercial mortgages increased $41.9 million, or 8% (33% annualized) during the quarter. Total net loans increased $113.6 million, or 5% (20% annualized) over September 30, 2008.

The following table summarizes the current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	Dec. 31, 2008		Sep. 30, 2008		Dec. 31, 2007

Commercial and CRE	$1,749,944	72%	$1,635,162	70%	$1,527,513	68%
Residential mortgage	427,481	17	434,125	19	452,612	20
Consumer	297,599	12	289,301	12	279,107	13
Allowance for loan losses	(31,189)	(1)	(28,358)	(1)	(25,252)	(1)
Net Loans	$2,443,835	100%	$2,330,230	100%	$2,233,980	100%

Residential first mortgage loans have declined from previous periods because of decreased demand, paydowns and our strategy to sell most new originations of fixed rate loans.

As of December 31, 2008, our construction and land development (CLD) loans represented $229 million, or only 9.2% of our loan portfolio, down from $230 million or 9.8% at September 30, 2008. Residential CLD, one of the hardest hit sectors in today’s economy, represents only $142 million or 5.7% of the loan portfolio. The Company’s average residential CLD loan is $1.4 million. Only eight of its residential CLD loans exceeded $5 million in outstandings. Commercial loan delinquencies improved from 1.74% at September 30, 2008 to 1.30% at December 31, 2008.

WSFS’ mortgage and consumer loan portfolios show positive comparisons to national trends, but also reflect the impact of a declining housing market:

6 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•

Delinquencies in the Company’s $410 million prime first mortgage portfolio is 3.13% as of December 31, 2008 compared to national delinquencies of 4.54% as of September 30, 2008, the date of the most recent comparable data.

•

Subprime mortgage delinquencies of 3.20% in WSFS’ small $17 million portfolio (less than 0.7% of loans) are a fraction of the national average of 20.47%, due to our underwriting and the seasoning of these loans.

•

Consumer home equity installment loans ($132 million) had delinquencies of 0.70% versus the national rate of 2.65%; and home equity lines of credit ($142 million) had delinquencies of 0.53% compared to the national rate of 1.16%.

•

Fourth quarter net charge-offs in the above consumer loan portfolios were only 0.40% (annualized) compared to 1.27% in 1-4 family residential net charge-offs reported for the industry by the FDIC in the third quarter 2008.

•	WSFS had no credit card loans, and limited other unsecured credit totaling $12.1 million.

Loan quality

As previously discussed, the Company recorded a provision for loan losses of $14.7 million ($14.9 million including letter of credit contingencies) in the fourth quarter of 2008, compared to $2.4 million in the fourth quarter of 2007 and $3.5 million in the third quarter of 2008. The ratio of the allowance for loan losses to total loans was 1.26% at December 31, 2008, an increase from 1.20% at September 30, 2008 and 1.12% at December 31, 2007.

7 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Nonperforming assets were $35.8 million at December 31, 2008 compared to $36.6 million at September 30, 2008 and $31.8 million at December 31, 2007. Nonperforming assets as a percentage of total assets was 1.04% at December 31, 2008 compared to 1.12% at September 30, 2008 and 0.99% at December 31, 2007.

Annualized net charge-offs in the fourth quarter of 2008 were 1.97% of average loans compared to 0.57% for the third quarter of 2008 and 1.06% for the fourth quarter of 2007. On a year-to-date basis, net charge-offs for 2008 were 0.74% compared to 0.34% for 2007.

Investments

At December 31, 2008, WSFS’ total securities portfolio had a carrying value of $547.9 million. The Company’s strategy has been to avoid credit risk in our securities portfolio. Therefore, securities purchases have been limited to AAA-rated securities, except for $12.4 million in BBB+ rated MBS purchased in conjunction with a 2002 reverse mortgage securitization.

The portfolio is comprised of:

•	WSFS owns no CDOs, Bank Trust Preferred, Agency Preferred securities or equity securities in other FDIC insured banks or thrifts.
•	$44.6 million in Federal Agency debt securities with a maturity of four years or less.
•

$194.7 million in “plain vanilla” Agency MBS. Of these, $103.4 million were sequential pay CMOs with no contingent cash flows and $91.3 million were Agency MBS with 10-15 year original final maturities.

8 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•	$292.7 million in Non-Agency MBS. The quality of this portfolio is evidenced by:
o	Diversification among more than 75 different pools.
o	Significant seasoning, with 85% of underlying loans originated in 2005 or earlier, and 15% originated in 2006.
o	Heavy continuing principal amortization, as more than 95% of these bonds were originally 15-year pass-through cash flows.
o

Strong fundamental characteristics, with an average LTV of 42% and the average FICO score is well above 700. Only 11% of the collateral was classified as Alt-A loans and none were classified as sub-prime.

o

Only four of the 75 bonds, with a market value of $11.3 million, have been downgraded. Management believes, based on stress tests of these four bonds using proprietary models of two independent companies, the collection of the contractual principal and interest is probable and therefore the unrealized losses are considered to be temporary.

Customer deposits increased 15% or $227.9 million from December 31, 2007

Total customer deposits (core deposits and customer time deposits) were $1.7 billion at December 31, 2008, and increased a strong $227.9 million, or 15%, over balances at December 31, 2007. The growth in deposits included an increase in demand accounts and customer time deposits, enhanced by $95.3 million in deposit accounts acquired in the previously mentioned October 2008 branch purchase. Without the purchase, total customer deposits still increased a strong $132.6 million, or 9%.

9 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Furthermore, customer deposits increased $173.4 million, or 11% (45% annualized) over levels reported for September 30, 2008. Consistent with the year-over-year increase, the linked quarter increase in deposits was mainly due to increased demand accounts and customer time deposits. Adjusted for the branch purchase, total customer deposits increased $78.1 million, or a strong 5% (20% annualized).

The following table summarizes current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	Dec. 31, 2008		Sep. 30, 2008		Dec. 31, 2007

Nonintereest-demand	$311,322	18%	$294,648	19%	$290,424	20%
Interest-bearing demand	214,749	13	184,566	12	171,363	12
Savings	208,368	12	192,515	13	196,571	13
Money market	326,792	19	286,020	19	303,931	20
Total core deposits	1,061,231	62	957,749	63	962,289	65
Customer time	645,902	38	576,011	37	516,908	35
Total customer deposits	$1,707,133	100%	$1,533,760	100%	$1,479,197	100%

Noninterest income

During the fourth quarter of 2008, the Company recorded noninterest income of $10.1 million, compared to $13.0 million in the fourth quarter of 2007. In the fourth quarter 2008, WSFS recorded a $1.4 million charge related to the aforementioned mark-to-market adjustment on the $12.4 million BBB+ rated MBS. Also contributing to the year-over-year decrease was a $1.0 million reduction in credit/debit card and ATM income, the result of reduced ATM bailment fees, which are linked to the prime rate, from Cash Connect, a division of WSFS Bank.

10 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

While noninterest income comparisons were negatively impacted by these lower bailment fees, this business and the Bank’s net interest margin continued to benefit from lower funding costs for these bailments. In addition, income from Bank Owned Life Insurance (BOLI) decreased $419,000 mainly due to lower yields on underlying investments funding this program. Partially offsetting theses decreases, noninterest income was enhanced by $449,000 in fees from 1st Reverse Financial Services, LLC (1st Reverse), a reverse mortgage subsidiary of WSFS acquired in 2008 (discussed later).

The fourth quarter of 2007 included a $1.1 million non-recurring gain related to the sale of the former headquarters building of WSFS. Excluding revenues from Cash Connect, the $1.4 million mark-to-market adjustment and the gain related to the sale of the Company’s former headquarters, noninterest income increased $670,000, or 8%, from the fourth quarter of 2007.

Noninterest income decreased $1.6 million in comparison to the third quarter of 2008 mainly due to the $1.4 million charge related to the mark-to-market adjustment on the BBB+ rated MBS. Loan fee income increased $411,000 mainly due to $273,000 in increased fees from 1st Reverse.

Noninterest expense

Noninterest expenses for the fourth quarter of 2008 totaled $24.0 million, which was $1.7 million, or 7%, greater than the fourth quarter of 2007. This increase includes $1.3 million of expenses related to 1st Reverse.

11 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Excluding the expenses related to 1st Reverse, expenses increased only $373,000, or 2% over the fourth quarter of 2007. Further, during the fourth quarter of 2008, WSFS recorded $700,000 in additional write-downs of assets acquired through foreclosure (REO), resulting from updated appraisals and revised estimates of the net realizable values for these properties. Also during the fourth quarter of 2008, WSFS recorded $328,000 of transaction and transition expenses related to the previously mentioned branch purchase.

Noninterest expenses increased $947,000, or 4%, from the third quarter of 2008. Excluding $308,000 of increased expenses related to 1st Reverse, expenses increased only $639,000, or 3% over the third quarter of 2008. This increase was mainly due to the increased REO write-downs and expenses related to the branch acquisition, consistent with the previously mentioned year-over-year analysis.

Subsidiary discussion

In April 2008, WSFS acquired a majority stake in 1st Reverse Financial Services, LLC. (1st Reverse), a reverse mortgage company, with a total investment of $3.4 million. During the fourth quarter 1st Reverse reported a pre-tax loss of $832,000, compared to a pre-tax loss of $795,000 for the third quarter. The year-to-date pre-tax loss for 2008 was $1.9 million which has significantly reduced our investment. 1st Reverse recorded $449,000 in fee income during the fourth quarter, an increase of $273,000, over the third quarter of 2008. Expenses were $1.3 million during the fourth quarter and increased $308,000 over the third quarter of 2008.

12 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Since the acquisition in April, the business plan for 1st Reverse has been negatively impacted by regulatory changes and changes to the mortgage market in general. In response, 1st Reverse has modified its business plan to rely more heavily on retail loan originations and implemented significant cost reductions. As of January 2009, 1st Reverse has further restructured its operations, significantly reducing fixed expenses and lowering expected breakeven origination volumes.

WSFS completed its impairment testing for goodwill related to the acquisition of its majority interest in 1st Reverse. Despite the negative results from 1st Reverse’s operations, the goodwill impairment test dictated by FASB Statement No. 142 resulted in no impairment at this time.

WSFS and the management of 1st Reverse continue to proactively manage and make adjustments to the start-up’s business model due to the difficult economic environment. Management will make further adjustments to the business, as necessary.

Income taxes

The Company recorded a $2.6 million income tax benefit (44.3% effective tax rate) in the fourth quarter of 2008 versus a $1.5 million tax provision in the fourth quarter of 2007 (17.0% effective tax rate) and $3.0 million in the third quarter of 2008 (34.9% effective tax rate). Volatility in effective tax rates from quarter to quarter is expected.

13 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Capital

The Company’s capital grew by $5.3 million over December 31, 2007 levels. All capital levels are in excess of “well-capitalized” regulatory benchmarks, the regulators’ highest capital rating. The Bank’s Tier 1 capital ratio was 9.92%, significantly above the 6.00% level required to be considered “well-capitalized” under regulatory definitions. The ratio of tangible equity to assets was 5.88% at December 31, 2008 compared to 6.73% at September 30, 2008 primarily as a result of the quarterly loss and the branch acquisition. Tangible book value per share decreased to $32.62 at December 31, 2008 from $35.43 at September 30, 2008 and $33.78 at December 31, 2007.

Also, on January 23, 2009 the Company completed the sale of its senior preferred stock totaling approximately $52.6 million to the U.S. Department of the Treasury under its Capital Purchase Program (CPP). On a pro-forma basis this additional capital would have raised the Company’s Tier 1 capital ratio from 9.92% to approximately 11.82%, at December 31, 2008.

WSFS Board of Directors maintains its quarterly cash dividend of $0.12 per share

The Board of Directors declared a quarterly cash dividend of $0.12 per share. WSFS is able to maintain its dividend which represents a 20% increase from the fourth quarter of 2007. This dividend will be paid on February 27, 2009, to shareholders of record as of February 13, 2009.

14 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS Financial Corporation is a $3.4 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 35 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operate;, the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets;, changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #

15 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
Interest income:
Interest and fees on loans	$33,832	$34,683	$40,911	$140,661	$159,512
Interest on mortgage-backed securities	6,377	5,904	6,200	23,984	24,237
Interest and dividends on investment securities	(662)	376	466	254	3,360
Other interest income	238	374	566	1,578	2,368
	39,785	41,337	48,143	166,477	189,477
Interest expense:
Interest on deposits	9,521	8,936	13,558	39,809	57,311
Interest on Federal Home Loan Bank advances	6,061	7,235	10,821	29,620	38,561
Interest on trust preferred borrowings	727	747	1,198	3,275	4,753
Interest on other borrowings	900	1,112	1,856	4,554	6,843
	17,209	18,030	27,433	77,258	107,468

Net interest income	22,576	23,307	20,710	89,219	82,009
Provision for loan losses	14,699	3,502	2,376	23,024	5,021

Net interest income after provision for loan losses	7,877	19,805	18,334	66,195	76,988

Noninterest income:
Credit/debit card and ATM income	3,968	4,416	4,988	17,229	19,750
Deposit service charges	4,158	4,354	4,026	16,484	15,419
Investment advisory income	557	593	670	2,395	2,465
Loan fee income	1,230	819	627	3,696	2,384
Bank owned life insurance income	208	548	627	1,786	2,269
Mortgage banking activities, net	(116)	66	(1)	148	217
Securities (losses) gains	(976)	(5)	82	139	82
Non-recurring gains, net	—	—	1,097	—	1,979
Other income	1,099	893	892	4,112	3,601
	10,128	11,684	13,008	45,989	48,166
Noninterest expenses:
Salaries, benefits and other compensation	11,659	12,211	11,214	46,654	43,662
Occupancy expense	2,128	2,118	2,078	8,416	8,280
Equipment expense	1,603	1,575	1,428	6,174	5,616
Data processing and operations expense	1,001	1,095	1,084	4,216	4,062
Marketing expense	900	952	1,019	3,920	3,911
Professional fees	1,473	1,037	709	4,082	2,662
Other operating expenses	5,205	4,034	4,781	15,636	13,838
	23,969	23,022	22,313	89,098	82,031

(Loss) Income before taxes	(5,964)	8,467	9,029	23,086	43,123
Income tax (benefit) provision	(2,644)	2,957	1,533	6,950	13,474
Net (loss) income	$(3,320)	$5,510	$7,496	$16,136	$29,649

Diluted earnings per share:
Net (loss) income	$(0.54)	$0.88	$1.18	$2.57	$4.55

Weighted average shares outstanding for diluted EPS	6,174,985	6,290,130	6,356,779	6,289,896	6,509,709

Performance Ratios:
Return on average assets (a)	(0.40)	0.69	0.95	0.50	0.98
Return on average equity (a)	(5.93)	9.95	14.35	7.30	14.34
Net interest margin (a)(b)	3.07	3.28	2.99	3.13	3.09
Efficiency ratio (c)	72.67	65.28	65.63	65.36	62.48
Noninterest income as a percentage of total revenue (b)	30.71	33.13	38.26	33.74	36.69

See “Notes”

16 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2008	2008	2007
Assets:
Cash and due from banks	$58,377	$61,410	$83,936
Cash in non-owned ATMs	189,965	159,824	182,523
Investment securities (d)(e)	49,688	36,647	28,272
Other investments	39,521	41,746	46,615
Mortgage-backed securities (d)	498,205	488,716	496,792
Net loans (f)(g)(n)	2,443,835	2,330,230	2,233,980
Bank owned life insurance	59,337	59,129	57,551
Other assets	93,632	77,139	70,519
Total assets	$3,432,560	$3,254,841	$3,200,188

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$311,322	$294,648	$290,424
Interest-bearing deposits	1,395,811	1,239,112	1,188,773
Total customer deposits	1,707,133	1,533,760	1,479,197
Other jumbo CDs	103,825	101,203	98,758
Brokered deposits	311,394	338,494	249,206
Total deposits	2,122,352	1,973,457	1,827,161

Federal Home Loan Bank advances	815,957	755,628	898,280
Other borrowings	250,788	269,567	236,880
Other liabilities	26,828	32,906	26,537

Total liabilities	3,215,925	3,031,558	2,988,858

Stockholders' equity	216,635	223,283	211,330

Total liabilities and stockholders' equity	$3,432,560	$3,254,841	$3,200,188

Capital Ratios:
Equity to asset ratio	6.31%	6.86%	6.60%
Tangible equity to asset ratio	5.88	6.74	6.52
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.00	8.85	8.63
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	9.92	10.97	11.16
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	11.02	11.93	12.31

Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$28,434	$31,368	$31,106
Troubled debt restructuring	2,855	1,432	—
Assets acquired through foreclosure	4,471	3,780	703
Total nonperforming assets	$35,760	$36,580	$31,809

Past due loans (i)	$1,339	$1,655	$575

Allowance for loan losses	$31,189	$28,358	$25,252

Ratio of nonperforming assets to total assets	1.04%	1.12%	0.99%
Ratio of allowance for loan losses to total gross loans (j)	1.26	1.20	1.12
Ratio of allowance for loan losses to nonaccruing loans (k)	108	82	79
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.97	0.57	1.06
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	0.74	0.30	0.34

See “Notes”

17 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	December 31, 2008			September 30, 2008			December 31, 2007
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$787,935	$10,802	5.48%	$765,596	$11,202	5.85%	$732,075	$14,272	7.80%
Residential real estate loans (n)	429,200	6,241	5.82	435,983	6,453	5.92	449,181	6,633	5.91
Commercial loans	899,809	12,503	5.56	843,687	12,635	5.99	776,442	14,995	7.70
Consumer loans	293,331	4,286	5.81	284,215	4,393	6.15	274,238	5,011	7.25
Total loans (n)	2,410,275	33,832	5.66	2,239,481	34,683	6.00	2,231,936	40,911	7.38
Mortgage-backed securities (d)	491,893	6,377	5.19	469,368	5,904	5.03	500,417	6,200	4.96
Investment securities (d)(e)	41,158	(662)	(6.43)	34,410	376	4.37	27,886	466	6.68
Other interest-earning assets	38,997	238	2.43	44,639	374	3.33	45,492	566	4.94
Total interest-earning assets	2,982,323	39,785	5.37	2,877,898	41,337	5.78	2,805,731	48,143	6.90

Allowance for loan losses	(28,078)			(28,246)			(28,754)
Cash and due from banks	57,654			65,650			68,510
Cash in non-owned ATMs	167,139			176,441			172,843
Bank owned life insurance	59,199			58,769			57,127
Other noninterest-earning assets	85,414			63,647			67,281
Total assets	$3,323,651			$3,214,159			$3,142,738

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$193,699	$316	0.65	$172,650	$238	0.55	$154,389	$400	1.03
Money market	308,696	1,404	1.81	290,027	1,176	1.61	309,807	2,723	3.49
Savings	202,808	190	0.37	195,758	150	0.30	200,220	359	0.71
Customer time deposits	622,668	5,599	3.58	521,807	4,490	3.42	499,061	5,939	4.72
Total interest-bearing customer deposits	1,327,871	7,509	2.25	1,180,242	6,054	2.04	1,163,477	9,421	3.21
Other jumbo certificates of deposit	100,430	775	3.07	91,682	671	2.91	97,442	1,242	5.06
Brokered deposits	283,125	1,237	1.74	316,049	2,211	2.78	227,372	2,895	5.05
Total interest-bearing deposits	1,711,426	9,521	2.21	1,587,973	8,936	2.24	1,488,291	13,558	3.61

FHLB of Pittsburgh advances	786,632	6,061	3.02	823,750	7,235	3.44	904,608	10,821	4.68
Trust preferred borrowings	67,011	727	4.25	67,011	747	4.36	67,011	1,198	7.00
Other borrowed funds	200,053	900	1.80	194,929	1,112	2.28	168,553	1,856	4.40
Total interest-bearing liabilities	2,765,122	17,209	2.49	2,673,663	18,030	2.70	2,628,463	27,433	4.17

Noninterest-bearing demand deposits	298,613			286,128			272,091
Other noninterest-bearing liabilities	35,803			32,893			33,221
Minority interest	—			—			33
Stockholders' equity	224,113			221,475			208,930
Total liabilities and stockholders' equity	$3,323,651			$3,214,159			$3,142,738

Excess of interest-earning assets
over interest-bearing liabilities	$217,201			$204,235			$177,268

Net interest and dividend income		$22,576			$23,307			$20,710

Interest rate spread			2.88%			3.08%			2.73%

Net interest margin			3.07%			3.28%			2.99%

See “Notes”

18 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007

Stock Information:

Market price of common stock:
High	$57.71	$62.44	$67.97	$62.44	$70.69
Low	38.54	41.54	49.87	38.54	49.87
Close	47.99	60.00	50.20	47.99	50.20
Book value per share	35.17	36.15	34.27
Tangible book value per share	32.62	35.43	33.78
Number of shares outstanding (000s)	6,159	6,180	6,167

Other Financial Data:

One-year repricing gap to total assets (m)	0.33%	(0.85)%	(3.72)%
Weighted average duration of the MBS portfolio	2.9 years	2.9 years	2.8 years
Unrealized losses on securities available-for-sale, net of taxes	$(12,158)	$(9,425)	$(3,405)
Number of associates (FTEs)	633	605	599
Number of branch offices	35	31	29
Number of WSFS owned ATMs	301	313	325

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.